Exhibit 23.5

Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated October 21, 2015, and April 12, 2016 relating to the combined financial statements of PRN Group, included in the Proxy Statement of Capitol Acquisition Holding Company Ltd., that is made a part of the Registration Statement (Amendment No. 3 to Form S-4 No. 333-217256) and Prospectus of Capitol Acquisition Holding Company Ltd. for the registration of 61,525,000 shares of its common stock.

/s/ Ernst & Young LLP

Iselin, NJ

June 14, 2017